                                                               EXHIBIT 99.(c)(1)

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                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JUNE 15, 1995
                                  BY AND AMONG
                             E-Z SERVE CORPORATION,
                          EZS ACQUISITION CORPORATION
                                      AND

                           SUNSHINE-JR. STORES, INC.

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

                               TABLE OF CONTENTS

                                             ARTICLE I

                                             THE OFFER

Section 1.1    The Offer..................................................................     1
Section 1.2    Company Actions............................................................     2
Section 1.3    Escrow.....................................................................     2

                                             ARTICLE II

                                             THE MERGER

Section 2.1    The Merger.................................................................     2
Section 2.2    Effective Time.............................................................     2
Section 2.3    Effects of the Merger......................................................     3
Section 2.4    Restated Certificate of Incorporation and Bylaws...........................     3
Section 2.5    Directors..................................................................     3
Section 2.6    Officers...................................................................     3
Section 2.7    Shareholders' Meeting......................................................     3
Section 2.8    Merger Without Shareholders' Meeting.......................................     3

                                             ARTICLE III

                       CONVERSION OF SECURITIES; DISSENTING SHARES; PAYMENT

Section 3.1    Conversion of Securities...................................................     3
Section 3.2    Dissenting Shares..........................................................     4
Section 3.3    Exchange of Certificates; Payment for Shares...............................     4

                                             ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1    Organization...............................................................     5
Section 4.2    Capitalization.............................................................     5
Section 4.3    Subsidiaries...............................................................     5
Section 4.4    Authority Relative to this Agreement.......................................     5
Section 4.5    Consents and Approvals; No Violations......................................     6
Section 4.6    SEC Reports and Financial Statements.......................................     6
Section 4.7    Absence of Certain Changes.................................................     7
Section 4.8    Litigation.................................................................     7
Section 4.9    Undisclosed Liabilities....................................................     7
Section 4.10   Employment and Non-Competition Agreements..................................     7
Section 4.11   Material Contracts.........................................................     7
Section 4.12   Powers of Attorney and Certain Authorized Persons..........................     7
Section 4.13   Title to and Condition of Property.........................................     7
Section 4.14   Patents, Copyrights, Service Marks and Trademarks..........................     8
Section 4.15   Insurance..................................................................     8
Section 4.16   Labor Matters..............................................................     8
Section 4.17   Employee Benefit Plans.....................................................     8
Section 4.18   Transactions with Affiliates...............................................     9
Section 4.19   Environmental Matters......................................................     9

Section 4.20   Tax Matters................................................................    10
Section 4.21   Takeover Statutes..........................................................    11
Section 4.22   Offer Documents............................................................    11

                                               ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Section 5.1    Organization...............................................................    12
Section 5.2    Authority Relative to this Agreement.......................................    12
Section 5.3    Consents and Approvals.....................................................    12
Section 5.4    Offer Documents............................................................    12
Section 5.5    No Prior Activities........................................................    13
Section 5.6    Certain Relationships......................................................    13
Section 5.7    Financing..................................................................    13
Section 5.8    SEC Reports and Financial Statements.......................................    13

                                             ARTICLE VI

                                             COVENANTS

Section 6.1    Conduct of Business of the Company.........................................    14
Section 6.2    No Solicitation............................................................    15
Section 6.3    Access to Information......................................................    15
Section 6.4    Reasonable Efforts.........................................................    16
Section 6.5    Consents...................................................................    16
Section 6.6    Public Announcements.......................................................    16
Section 6.7    HSR Act....................................................................    16
Section 6.8    Employees..................................................................    16
Section 6.9    Insurance and Indemnification..............................................    16
Section 6.10   Dissenter's Rights.........................................................    17
Section 6.11   Representation Updates.....................................................    17
Section 6.12   Bankruptcy Court Motions...................................................    17

                                              ARTICLE VII

                                 CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.................    18
Section 7.2    Additional Conditions to the Company's Obligation to Effect the Merger.....    18
Section 7.3    Conditions to the Obligations of Parent and Purchaser to Effect the
               Merger.....................................................................    18

                                             ARTICLE VIII

                                   TERMINATION; AMENDMENT; WAIVER

Section 8.1    Termination................................................................    19
Section 8.2    Effect of Termination......................................................    19
Section 8.3    Amendment..................................................................    19
Section 8.4    Extension; Waiver..........................................................    20

                                        ARTICLE IX

                                      MISCELLANEOUS

Section 9.1    Survival of Representations, Warranties and Agreements.....................    20
Section 9.2    Fees and Expenses..........................................................    20
Section 9.3    Entire Agreement; Assignment...............................................    20
Section 9.4    Validity...................................................................    21
Section 9.5    Notices....................................................................    21
Section 9.6    Governing Law..............................................................    21
Section 9.7    Interpretation.............................................................    21
Section 9.8    Parties of Interest........................................................    21
Section 9.9    Counterparts...............................................................    22

                           SCHEDULE OF DEFINED TERMS

Agent...................................................................................    15
Agreement...............................................................................     1
Antitrust Division......................................................................    16
Certificate.............................................................................     3
Claim...................................................................................    16
Closing Date............................................................................     2
Closing.................................................................................     2
Code....................................................................................     8
Company Benefit Plans...................................................................     8
Company.................................................................................     1
Confidentiality Agreement...............................................................    16
DGCL....................................................................................     3
Effective Time..........................................................................     3
Environmental Claims....................................................................     9
Environmental Permit....................................................................    10
Environmental Laws......................................................................    10
ERISA...................................................................................     8
Exchange Act............................................................................     6
E-Z CON.................................................................................    13
FBCA....................................................................................     1
Fee.....................................................................................    20
FTC.....................................................................................    16
Governmental Entity.....................................................................     6
Hazardous Material......................................................................    10
HSR Act.................................................................................     6
Indemnified Parties.....................................................................    16
Indenture...............................................................................     6
Liabilities.............................................................................     7
Material Contracts......................................................................     7
Merger..................................................................................     1
Merger Price............................................................................     3
NationsBanc.............................................................................     2
Offer Documents.........................................................................     1
Offer...................................................................................     1
Offer to Purchase.......................................................................     1
Parent..................................................................................     1
Parent SEC Documents....................................................................    13
Parent Companies........................................................................     3
Paying Agent............................................................................     4
Plan of Reorganization..................................................................     7
Proxy Statement.........................................................................     3

Purchaser...............................................................................     1
Schedule 14D-9..........................................................................     2
SEC Documents...........................................................................     6
SEC.....................................................................................     1
Selling Shareholders....................................................................     1
Shareholders Agreement..................................................................     1
Shares..................................................................................     1
Subscription Agreement..................................................................    13
Superior Proposal.......................................................................    15
Surviving Corporation...................................................................     2
Takeover Proposal.......................................................................    15
Tax.....................................................................................    10
Tax Returns.............................................................................    10

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of June 15, 1995, by and among E-Z SERVE CORPORATION, a Delaware corporation ("Parent"), EZS ACQUISITION CORPORATION, a Delaware corporation and wholly-owned subsidiary of Parent ("Purchaser"), and SUNSHINE-JR. STORES, INC., a Florida corporation (the "Company").

     WHEREAS, certain shareholders of the Company have entered into a Shareholders Agreement ("Shareholders Agreement"), dated as of the date hereof, with Parent pursuant to which such shareholders (the "Selling Shareholders") have agreed, subject to certain conditions, to tender 1,294,584 Shares (as hereinafter defined) into the Offer (as hereinafter defined);

     WHEREAS, Purchaser, as contemplated by this Agreement, will, and Parent will cause Purchaser to, make a tender offer (the "Offer"), upon the terms and subject to the conditions hereof, to acquire all of the outstanding Shares for $12.00 per Share, net to the seller in cash. Subject to the terms and conditions hereof and in accordance with the Florida Business Corporation Act (the "FBCA"), Purchaser will thereafter merge with and into the Company (the "Merger"), whereupon, among other things, each then outstanding Share (other than Shares then owned by the Parent Companies, as hereinafter defined) shall be converted into the right to receive $12.00 per Share or any higher price paid in the Offer, net to the seller in cash; and

     WHEREAS, the Board of Directors of the Company, has (i) determined that each of the Offer and the Merger are fair to the shareholders of the Company and in the best interests of such shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and (iii) determined to recommend acceptance of the Offer and approval and adoption of this Agreement by the shareholders of the Company.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

     Section 1.1 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and none of the events set forth in Annex "A" attached hereto shall have occurred and be existing, Purchaser shall, and Parent shall cause Purchaser to, as soon as reasonably practicable (but in no event later than the date required by law) commence the Offer to purchase all of the outstanding shares of common stock, par value $.10 per share (the "Shares"), of the Company, at a price of $12.00 per Share, net to the seller in cash, and, subject to the terms and conditions of the Offer, use all reasonable efforts to consummate the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for Shares which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time that it is legally permissible to do so after all conditions to the Offer shall have been satisfied or waived by Purchaser. The obligations of Purchaser to consummate the Offer and accept for payment and purchase Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex "A" attached hereto, any of which may be waived by Purchaser in its sole discretion.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser shall, and Parent shall cause Purchaser to, file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer which will contain an offer to purchase (the "Offer to Purchase") and a form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Purchaser or Parent with respect to information supplied by the Company or any of its representatives for inclusion in the Offer Documents. The Company, Parent and Purchaser each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect.

     Section 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer, the Merger and the transactions contemplated hereby, and represents that (i) the Board, at a meeting duly called and held, (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the Company and the holders of the Shares and (B) approved and adopted this Agreement and the transactions contemplated hereby and approved the acquisition of the Shares by Purchaser pursuant to the Offer and the subsequent Merger so that sections
607.0901 and 607.0902 of the FBCA are not applicable, and, if the Offer is made, resolved to recommend acceptance of the Offer and adoption of this Agreement by the shareholders of the Company; and (ii) NationsBanc Capital Markets, Inc. ("NationsBanc") has delivered to the Board its opinion, which will be promptly confirmed in writing, that, as of the date of the opinion, the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair from a financial point of view to the holders of Shares.

     (b) The Company hereby agrees to file with the SEC, after review by the Purchaser and its counsel, on the date of commencement of the Offer, and promptly thereafter mail to its shareholders, a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing such recommendations. The Company hereby consents to the inclusion in the Offer of the recommendations referred to in this Section 1.2.

     (c) In connection with the Offer, the Company will promptly furnish Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of Shares as of a recent date and shall furnish Purchaser with such information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate any documents in connection with the Offer or the Merger, Purchaser and its affiliates shall (i) hold in confidence the information contained in any such labels, listings and files and will use such information only in connection with the Offer and the Merger and (ii) if this Agreement is terminated, will, upon request deliver to the Company all copies of such information in their possession.

     Section 1.3 Escrow. As evidence of Parent's good faith intention to consummate the transactions contemplated hereby, Parent has caused the deposit of the sum of $2,500,000 (the "Escrow Funds") in an escrow account to be governed by, and terminable pursuant to, the terms of an Escrow Agreement dated the date hereof among Parent, the Company and the escrow agent.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the FBCA, Purchaser shall, and Parent shall cause Purchaser to, be merged with and into the Company as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. The Merger will occur at a closing (the "Closing") which will take place at the Effective Time (as hereinafter defined), at such place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." Following the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of the Purchaser in accordance with the FBCA.

     Section 2.2 Effective Time. The Merger shall become effective upon the filing with the Delaware Secretary of State and the Florida Secretary of State of a certificate or articles of merger or other appropriate documents, executed in accordance with the relevant provisions of Delaware General Corporation Law ("DGCL") and the FBCA, or such other time as Purchaser and the Company shall agree should be specified in such certificate (the time the Merger becomes effective being the "Effective Time").

     Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in Section 607.1106 of the FBCA.

     Section 2.4 Restated Certificate of Incorporation and Bylaws. The Bylaws of the Company as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, and the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by law.

     Section 2.5 Directors. The directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 2.6 Officers. The officers of the Purchaser at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 2.7 Shareholders' Meeting. If required by applicable law in order to consummate the Merger, the Company shall, as soon as practicable as soon after consummation of the Offer, (i) hold a special meeting of its shareholders for the purpose of approving the Merger and this Agreement, (ii) use reasonable best efforts to prepare and distribute a proxy statement (the "Proxy Statement") with respect to such special meeting to its shareholders in accordance with applicable laws, and (iii) include in such Proxy Statement the recommendation of its Board of Directors to vote in favor of the Merger and this Agreement.

     Section 2.8 Merger Without Shareholders' Meeting. If the holders of the Shares are permitted to approve the Merger and this Agreement without having a shareholders meeting, the Purchaser and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after consummation of the Offer, without a meeting of shareholders of the Company in accordance with the FBCA and the Exchange Act.

                                  ARTICLE III

              CONVERSION OF SECURITIES; DISSENTING SHARES; PAYMENT

     Section 3.1 Conversion of Securities. (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Parent or any direct or indirect subsidiary of Parent (collectively, the "Parent Companies"), which shall be cancelled) shall, at the Effective Time and by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, (i) be converted into the right to receive $12.00 in cash, or any higher price paid per Share in the Offer (the "Merger Price"), payable to the holders thereof, without interest thereon, (ii) cease to be outstanding, and (iii) automatically be cancelled and retired and cease to exist. Each holder of a share certificate (a "Certificate") formerly representing any Shares shall cease to have any rights with respect thereto, except the right to receive, without interest, the aggregate Merger Price therefor upon the surrender of such Certificate in accordance with this Article
III. Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies and each Share issued and held by the Company immediately prior to the Effective Time shall cease to be outstanding, shall automatically be cancelled and retired without payment of any consideration therefor and shall cease to exist.

     (b) Each share of common stock, par value $.01 per share, of Purchaser outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be converted into and shall thereafter evidence one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     Section 3.2 Dissenting Shares. Holders of shares shall not be entitled to dissenters rights with respect to the Merger, unless otherwise required by applicable law.

     Section 3.3 Exchange of Certificates; Payment for Shares. (a) Prior to the Effective Time, Purchaser shall, and Parent shall cause Purchaser to, designate a bank or trust company reasonably acceptable to the Company to act as Paying Agent in connection with the Merger (the "Paying Agent"). At or before the Effective Time, Purchaser shall, and Parent shall cause Purchaser to, deposit in trust with the Paying Agent cash in an aggregate amount equal to the product of
(A) the number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by any Parent Company) and (B) the Merger Price. Such funds shall be invested by the Paying Agent as directed by the Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $100 million, in each case having a maturity of not more than one year.

     (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time, of a Certificate (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent), and which shall be in such form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates for payment of the Merger Price therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Price, after giving effect to any required tax withholdings, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Price payable upon the surrender of the Certificates. If payment of the Merger Price is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

     (c) At any time following one year after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or the Surviving Corporation any funds (including any interest received with respect thereto) which it has made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Price payable upon due surrender of their Certificates. Notwithstanding the foregoing, Parent shall be entitled to receive from time to time all interest or other amounts earned with respect to any cash deposited with the Paying Agent as such amounts accrue or become available. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Merger Price for Shares. Until surrendered in accordance with the provisions of this Section 3.3, each Certificate (other than Certificates representing Shares held by the Parent Companies) shall represent for all purposes the right to receive the Merger Price multiplied by the number of shares evidenced by such Certificate, without any interest thereon.

     (d) Payment of the Merger Price upon the surrender of Shares in accordance with this Article III shall be deemed to have satisfied in full all rights pertaining to such Shares. After the Effective Time, there shall be no transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Price in accordance with the procedures set forth in this Article III.

     (e) Notwithstanding any other provision of this Agreement, none of Parent, the Surviving Corporation, the Purchaser or the Paying Agent shall be liable to any person for any amount properly delivered to a public official upon his request pursuant to applicable abandoned property, escheat or similar laws.

     (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it or the Paying Agent with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the aggregate Merger Price payable with respect thereto.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchaser and Parent as follows:

     Section 4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on the Company. As used in this Agreement, any reference to any event, change, effect or development being a Material Adverse Effect or having a Material Adverse Effect on or with respect to a person means such event, change, effect or development materially impairs or adversely affects, directly or indirectly, (i) the financial condition, properties, business or results of operations of the Company taken as a whole, except to the extent such effects or changes merely reflect trends generally affecting the industry in which the Company operates or
(ii) the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for failures to be so duly qualified or licensed and in good standing which do not in the aggregate have a Material Adverse Effect on the Company. Copies of the Restated Certificate of Incorporation and Bylaws (in each case together with all amendments and modifications thereto and restatements thereof) of the Company have heretofore been delivered to Parent, and such copies are accurate and complete as of the date hereof. The Restated Certificate of Incorporation and Bylaws of the Company are in full force and effect and the Company is not in default of the performance, observation or fulfillment of either in any material respect.

     Section 4.2 Capitalization. The authorized capital stock of the Company consists of 3,000,000 Shares, of which, as of the date hereof, 1,701,650 shares were issued and outstanding. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. Except as set forth on
Schedule 4.2, there are no existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock of the Company, to which the Company is a party or by which it may be bound or obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock, or other equity interests or obligating the Company to grant, extend or enter into any such option, warrant call, subscription or other right, agreement or commitment. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

     Section 4.3 Subsidiaries. The Company does not own, directly or indirectly, in excess of 5% of, or any class or series of, the outstanding equity or debt securities of any corporation or other entity.

     Section 4.4 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares if and to the extent required by applicable law). This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of Purchaser and assuming the accuracy of the representation and warranty contained in Section 5.5 hereof, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     Section 4.5 Consents and Approvals; No Violations. Except for applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing of a certificate or articles of merger as required by the FBCA and the DGCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Restated Certificate of Incorporation or Bylaws of the Company, (ii) except as listed on Schedule 4.5(ii), require any filing with, or permit, license (including liquor licenses), authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") (except where the failure to obtain such permits, licenses, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect on the Company,) (iii) except as reflected on Schedule 4.5(iii), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, or creation of any lien or other encumbrance) under, any of the terms, conditions or provisions of any lease to which the Company is a party or by which it or its properties or assets may be bound, (iv) assuming the accuracy of the representation and warranty contained in Section
5.5 hereof and except as reflected on Schedule 4.5(iii), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, or creation of any lien or other encumbrance) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement or other instrument or obligation to which the Company is a party or by which any of it or any of its properties or assets may be bound, provided that the Surviving Corporation enters into a supplemental indenture as required by Section 12.01.B.4 of the Trust Indenture dated June 21, 1994 between the Company and NationsBank of Florida, N.A. (the "Indenture"), (v) except pursuant to the agreements listed on Schedule 4.10, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of vesting, or trigger any payment or other obligation) under, any of the terms, conditions or provisions of any employee benefit plans, or any grant or award under any employee benefit plan or any employment agreement, to which the Company is a party or by which it or its properties or assets may be bound, or (vi) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, except in the case of (iii), (iv), (v) or (vi) for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 4.6  SEC Reports and Financial Statements.  Except as listed on
Schedule 4.6, the Company has filed with the SEC and has heretofore delivered to Purchaser, all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1992, under the Exchange Act or the Securities Act of 1933 (all such forms, reports, schedules, statements and other documents, collectively the "SEC Documents"). The SEC Documents, including without limitation any financial statements or schedules included therein, (a) at the time filed, or as amended by or reflected in any subsequent filings, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading and (b) were prepared in all material respects (other than timeliness) in accordance with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except as amended by or reflected in any subsequent filings, each of the balance sheets (including the related notes) included in the SEC Documents fairly presents the financial position of the Company as of the respective date thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and changes in financial position of the Company for the respective periods covered thereby, except, in the case of interim financial statements, for year-end adjustments, consisting only of normal recurring accruals. Except as amended by or reflected in any subsequent filings, each of the financial statements (including the related notes) included in the SEC Documents complied when filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

     Section 4.7 Absence of Certain Changes. Except as reflected in the financial statements contained in or otherwise disclosed in the SEC Documents or on Schedule 4.7, during the period commencing January 1, 1995, (i) there have been no events, changes, effects or developments having, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) the Company has not taken, without Purchaser's consent, any of the actions proscribed by Section 6.1 hereof.

     Section 4.8 Litigation. Except as set forth on Schedule 4.8 or disclosed in the SEC Documents, there are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against the Company that, if adversely determined, could reasonably be expected to result in any claims against or obligations or liabilities of the Company, except for such obligations and liabilities as, in the aggregate, would not have a Material Adverse Effect.

     Section 4.9 Undisclosed Liabilities. Since December 31, 1994, the Company has not incurred or otherwise become liable for any direct or indirect liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of or by any person ("Liabilities") except (i) in the ordinary course of business consistent with past practice, (ii) as reflected in or referred to in the SEC Documents or in a schedule hereto, or (iii) in connection with the transactions contemplated by this Agreement. The Company neither knows nor has any reasonable ground to know of any basis for assertion against the Company of any Liabilities not adequately reflected, reserved against or given effect to in the SEC Documents, except for the Liabilities as contemplated by (and in the maximum amount specified in) Section 9.2 and other Liabilities which, in the aggregate, would not have a Material Adverse Effect. Schedule 4.9 sets forth a list of claims outstanding as of the date hereof that the Company disputes (except as noted therein) and which if allowed would be considered Class 7 claims under the Company's plan of reorganization ("Plan of Reorganization").

     Section 4.10 Employment and Non-Competition Agreements. Except as specified in Schedule 4.10, the Company is not a party to any employment agreement, nor a party to or otherwise bound by any non-competition, non-solicitation or other similar agreement with any of its present or former employees.

     Section 4.11 Material Contracts. All agreements, leases, contracts, notes, mortgages, indentures, arrangements or other obligations of the Company material to the Company's business ("Material Contracts") are valid, binding and enforceable in accordance with their terms except to the extent limited by bankruptcy or other laws affecting creditors' rights generally and except in such respects as would not have a Material Adverse Effect. The Company has fulfilled all of its obligations under the Material Contracts required to be performed by it prior to the date hereof, except for failures to fulfill its obligations which, in the aggregate, would not have a Material Adverse Effect. No default by the Company under any Material Contract has occurred and is continuing, except for any default which would not give another person the right, with or without giving of notice or lapse of time, or both, to terminate or materially modify the terms of such contract. The Company has no knowledge of any material default or claimed, threatened or alleged material default by any other party under any term or provision of any Material Contract. Except as disclosed pursuant to Section 4.5 hereof, no consents or approvals of any party to any Material Contract are required to be obtained by the Company in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby.

     Section 4.12 Powers of Attorney and Certain Authorized Persons. Except as set forth on Schedule 4.12, no person holds a power of attorney from the Company. No person other than the executive officers of the Company is authorized to borrow money or incur or guarantee indebtedness on behalf of the Company.

     Section 4.13  Title to and Condition of Property.  Except as set forth in
Schedule 4.13, the Company has good and indefeasible title or valid leasehold title, free and clear of all liens, to all real property, buildings, fixtures, equipment, machinery, tools and other personal property reflected in the SEC Reports (including the financial statements included or incorporated therein) or used in the Company's business, except for liens and title defects, which, in the aggregate, would not have a Material Adverse Effect. Except as set forth in Schedule 4.13, all vehicles and equipment and all other tangible assets and properties owned or leased by the Company are in good operating condition and repair (ordinary wear and tear excepted) and are usable in the ordinary course of the Company's business consistent with past practice and conform in all material respects to all applicable regulations relating to their use and operation, except for failures to so conform which, in the aggregate, would not have a Material Adverse Effect.

     Section 4.14 Patents, Copyrights, Service Marks and Trademarks. The Company is the owner of the entire right, title and interest in and to the trade and service names specified in Schedule 4.14, except in such respects as would not have a Material Adverse Effect. The Company is the owner of the entire right, title and interest in and to all of the patents, copyrights, service marks, names and trademarks used in the Company's business, except for such commitments, liens, encumbrances, assignments, licenses, claims and rights of others as would not in the aggregate have a Material Adverse Effect.

     Section 4.15 Insurance. Except in such respects as would not have a Material Adverse Effect, all insurance coverage applicable to the Company and the Company's business is in full force and effect, is valid, binding and enforceable in accordance with its terms against the respective insurers, insures the Company in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties in the localities where such businesses or properties are located and has been issued by insurers of recognized responsibility. There is no default under such coverage nor has there been any failure to give notice or present any claim under any such coverage in due and timely fashion, except for such defaults and failures as would not in the aggregate have a Material Adverse Effect. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation, or non-renewal of any such coverage has been received, except for such unpaid premiums and notices as would not in the aggregate have a Material Adverse Effect. Except as set forth in Schedule 4.8, the Company does not know or have reason to know of the occurrence of any event which reasonably might form the basis of any claim against the Company or its or their assets or properties of which might increase the insurance premiums payable for any such coverage, except for such claims and increases as would not in the aggregate have a Material Adverse Effect. Except for the bond given in connection with the Company's self-insured worker's compensation program in Florida, there are no outstanding performance bonds covering the Company or its respective operations which, individually or in the aggregate, are material to the Company's business.

     Section 4.16 Labor Matters. The Company is not a party to, otherwise bound by or subject to any Liabilities in connection with any collective bargaining agreement. No strike, slowdown, picketing or work stoppage by any union or other group of employees against the Company or its assets or properties wherever located, secondary boycott with respect to its products, lockout of any of its employees or any other labor trouble, occurrence, event or condition of a similar character has occurred or, to the Company's knowledge, has been threatened affecting the Company's business.

     Section 4.17 Employee Benefit Plans.

     (a) General.  All "employee benefit plans," as such term is defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive plans, unrestricted stock plans, stock option plans, stock appreciation rights plans and any other similar plans, programs, funds, contracts or arrangements sponsored, maintained or contributed to by the Company (collectively the "Company Benefit Plans") for the benefit of the Company's employees are set forth in Schedule 4.17. All Company Benefit Plans have been maintained in compliance with ERISA, the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder (the "Code") and all other applicable regulations, except for such failures to comply which, in the aggregate, would not have a Material Adverse Effect. There is no current matter, including without limitation, any matter involving the funding, administration, operation, expenses and funds of the Company Benefit Plans, which would have a Material Adverse Effect on the Company Benefit Plans. Except as set forth in Schedule 4.17, the Company does not now, and has not at any time sponsored, maintained, adopted, contributed or been obligated to contribute to any employee pension benefit plans, pursuant to
Section 3(2) of ERISA, for the benefit of the Company's employees which are or ever were subject to the provisions of Title IV of ERISA and any defined benefit plan as defined in Section 3(35) of ERISA.

     (b) Prohibited Transactions. There has not occurred, nor is any person or entity contractually bound to enter into, any transaction which constitutes a prohibited transaction as defined in Section 406 or Section 407 of ERISA or
Section 4975 of the Code with respect to any Company Benefit Plan sponsored by or maintained by the Company or to which the Company contributes for the benefit of the Company's employees.

     (c) Multi-employer Plan Liability. The Company is not now, or has ever been, a party to, or become subject to, any collective bargaining agreements with respect to the Company's employees pursuant to which it has been, is or will become obligated to contribute to a "multi-employer plan" as that term is defined in Section 4001(a)(3) of ERISA.

     (d) Controlled Group Relationships. The Company is not now, and has never been, a part of either (A) a controlled group of corporations within the meaning of Section 414(b) of the Code, (B) a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, or (C) an affiliated service group within the meaning of Section 414(m) of the Code, as to which the Company has incurred, or will incur, any liability material to the financial condition, properties, businesses or results of operations of the Company. The Company is not a party to an employee leasing arrangement described in Section 414(n) of the Code or to any arrangement described in Section 414(o) of the Code.

     (e) Reporting and Disclosure Obligations. The Company has filed or caused to be filed on a timely basis all returns, reports, statements, notices and other documents required under any applicable regulations with respect to each Company Benefit Plan, and have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material all plan descriptions, returns, reports, schedules, notices, statements and similar materials, including without limitation summary descriptions and reports, as are required under Title I of ERISA and/or the Code, except for failures to file or deliver which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (f) Additional Plans. The Company has not made any commitment, whether formal or informal, to create or implement any additional Company Benefit Plans, or to amend or modify any Company Benefit Plan other than to comply with the requirements of the Code or ERISA.

     Section 4.18 Transactions with Affiliates. Except to the extent described in Schedule 4.18, no director or officer of the Company or shareholder holding more than 10% of the voting securities of the Company, or to the Company's knowledge, any member of the immediate family or any other of the affiliates of any of the foregoing, owns or has an ownership interest in any corporation or other entity that is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with the Company.

     Section 4.19 Environmental Matters. Except as set forth in Schedule 4.19(ii) and 4.19(iii) and except for matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
(i) no releases of Hazardous Materials have occurred at or from any property that is the subject of this transaction or that was otherwise owned or used at any time by the Company or its predecessors for management of Hazardous Materials; (ii) there are no currently pending or threatened Environmental Claims against the Company; (iii) there are no releases of petroleum products from underground storage tanks owned by the Company (or located at any facility owned or operated by the Company) which have not been reported by the Company to governmental authorities as set forth on Schedule 4.19(iii); and (iv) there are no facts, circumstances or conditions that would reasonably be expected to restrict, under any Environmental Law or Environmental Permit in effect prior to or at the Effective Time the ownership, occupancy, use or transferability of any property owned, operated or leased by the Company as presently utilized by the Company. As used herein:

     "Environmental Claims" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by: (i) a governmental authority for damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law, except for notices of noncompliance received by the Company in the routine course of inspections performed by governmental authorities which, in the aggregate, would not have a Material Adverse Effect; or (ii) a third party seeking damages for personal injury or property damage resulting from the release of a Hazardous Material, petroleum or petroleum products at, to or from any facility of the Company, including but not limited to the Company employees seeking damages for exposure to Hazardous Materials;

     "Environmental Laws" means all federal, state, and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment and/or the handling, use, generation, treatment, storage, transportation, or disposal of Hazardous Materials;

     "Environmental Permit" means all permits, licenses, approvals, authorizations, or consents required by any governmental authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a governmental authority under any applicable Environmental Law; and

     "Hazardous Material" means any hazardous or toxic substance, material or waste which is regulated as of the Effective Time by any state or local governmental authority or the United States, excluding petroleum and petroleum products but including, without limitation, any material or substance that is:
(i) defined as a "hazardous substance" under applicable state law; (ii) asbestos; (iii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq. (33 U.S.C. sec. 1321); (iv) defined as a "hazardous waste" pursuant to Section 1004 of the federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq. (42 U.S.C. sec. 6903); (v) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. sec. 9601 et seq. (42 U.S.C. sec. 9601); (vi) defined as a "regulated substance" pursuant to Section 9001 of the federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq. (42 U.S.C. sec. 6991); or (vii) otherwise regulated under the Toxic Substances Control Act, 15 U.S.C. sec. 2601, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. sec. 1801, et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. sec. 136, et seq.

     Section 4.20 Tax Matters. Except as set forth in Schedule 4.20 or Schedule 4.8

     (a) The Company has filed or caused to be filed all federal, state, local, foreign or other Tax (as hereinafter defined) returns ("Tax Returns") of every nature required to be filed by them, other than failures to file which, in the aggregate, would not have a Material Adverse Effect.

     (b) Except for extensions of 1994 state and federal income taxes, the Company has not obtained any extensions of time in which to file any Tax Returns which have not yet been filed.

     (c) Each Tax Return filed by the Company is complete and correct in all respects, except in such respects as would not have a Material Adverse Effect.

     (d) No claim or assertion has been made against the Company by any tax authority in any jurisdiction in which no Tax Return has been filed by the Company that the Company is or may be subject to taxation of any sort in that jurisdiction or otherwise is required to file a Tax Return.

     (e) All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid, except for failures to make payment which, in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement, "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, but not limited to, taxes under Section 59A of the Code), customs, duties, capital stock, franchise, profits, withholding, Social Security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or any other kind of tax whatsoever, including any interest, addition, penalty or other associated charge thereto, whether disputed or not.

     (f) There are no Tax liens or other security interests or encumbrances of any type resulting from Tax liabilities on any of the assets of the Company, other than liens for Taxes not yet due and liens that can be cleared without an expense to the Company that would have a Material Adverse Effect.

     (g) The Company has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or any other party, except for failures to withhold or pay which, in the aggregate, would not have a Material Adverse Effect.

     (h) There is no dispute, claim or any other controversy concerning any Tax liability of the Company either (A) raised or asserted by any Tax authority in writing; or (B) whether or not formally asserted or claimed, as to which the Chief Financial Officer or the Controller of the Company with authority for Tax matters has any knowledge, except in the case of clause (B) in such respects as would not have a Material Adverse Effect. The Company has made available to Purchaser a correct and complete copy of each Federal Income Tax Return, examination report, statement of deficiency, or any other administrative or judicial assertion, assessment or determination of Federal Income Tax liability with respect to the Company.

     (i) Except in such respects as would not have a Material Adverse Effect, each method of Tax accounting employed by the Company is a permissible method of Tax accounting, validly elected, with respect to the Company. The Company has not changed, or requested to be permitted to change, any method of Tax accounting.

     (j) The Company has not waived any statute of limitations with respect to federal or state Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except for such waivers or extensions which, by their terms, have elapsed as of the date of this Agreement.

     (k) The Company:

          (i) has not filed a consent under Section 341(f) of the Code concerning collapsible corporation;

          (ii) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that will render it (or the payor of compensation under the agreement) subject to the provisions of Section 280G of the Code regarding payments as a result of a change in control;

          (iii) has not been a United States real property holding Company within the meaning of Section 897(c)(2);

          (iv) has not failed to disclose on its Tax return any positions taken therein that could give rise to a substantial understatement of Federal Income Tax liability within the meaning of Section 6661 of the Code;

          (v) is not a party to any Tax allocation or Tax sharing agreement;

          (vi) has no material liability for unpaid Taxes because it once was a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law) during any part of any tax year within any part of which any entity other than the Company was also a member of the affiliated group.

     (l) Except in such respects as would not have a Material Adverse Effect, the unpaid Taxes of the Company do not exceed the reserve for Tax liability (other than any reserve for deferred Taxes to reflect timing differences between book and Tax income) set forth on the most recent balance sheets, as adjusted for time through the Effective Time in accordance with the past reasonable custom of the Company.

     Section 4.21 Takeover Statutes. No "fair price," "moratorium," "control share acquisition," "affiliate transaction" or other similar antitakeover statute or regulation is applicable to the Company, the Shares, the Offer, the Merger or the transactions contemplated thereby or hereby, or, if applicable, all such statutes and regulations have been rendered of no effect by virtue of the approval of the actions contemplated herein by the Company's Board of Directors.

     Section 4.22 Offer Documents. None of the information supplied by the Company or any affiliate of the Company for inclusion in the Offer Documents will, at the respective times the Offer Documents or any amendments or supplements thereto or any schedules required to be filed with the SEC in connection therewith are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading. The
Schedule 14D-9 and the Proxy Statement, if any, will comply in all material respects with the Exchange Act.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser, jointly and severally, represent and warrant to the Company as follows:

     Section 5.1 Organization. Parent and Purchaser are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate their properties and to carry on their business as now being conducted.

     Section 5.2 Authority Relative to this Agreement. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser and Parent are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Purchaser and Parent, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes a valid and binding obligation of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms.

     Section 5.3 Consents and Approvals. Except for applicable requirements of the Exchange Act, the HSR Act and the filing of articles of merger as required by the FBCA and a certificate of merger as required by the DGCL, neither the execution, delivery or performance of this Agreement by Purchaser and Parent nor the consummation by Purchaser and Parent of the transactions contemplated hereby or thereby nor compliance by Purchaser and Parent with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Purchaser or Parent,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not prevent or delay the consummation of the Offer or the Merger, or otherwise prevent Purchaser from performing its obligations under this Agreement), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Purchaser or Parent is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, any of its subsidiaries or any of their properties or assets, except in the case of (ii), (iii) and (iv) for violations, breaches or defaults which would not, individually, or in the aggregate, have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

     Section 5.4 Offer Documents. The Offer Documents and the Offer will comply in all material respects with the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is being made by Purchaser or Parent with respect to any information supplied by the Company or any affiliates of the Company for inclusion therein. The Offer Documents will not, at the time (i) of their filing with the SEC, (ii) that they are published, sent or given, and (iii) Shares are purchased pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that no representation or warranty is being made by Purchaser or Parent with respect to any information supplied by the Company or any affiliate of the Company for inclusion in the Offer Documents. None of the information supplied by the Purchaser or any affiliate of the Purchaser for inclusion in the Proxy Statement will, at the time of the special meeting, if necessary, of the Company's shareholders described in Section 2.7 hereof contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

     Section 5.5 No Prior Activities. Except for its obligations under this Agreement and the guarantee by Purchaser of the obligations of E-Z Serve Convenience Stores, Inc. ("E-Z CON"), a wholly-owned subsidiary of Parent, under E-Z CON's Credit and Guaranty Agreement with a group of banks, which guarantee will terminate at the Effective Time. Purchaser has not incurred any obligations or liabilities. Except in connection with seeking to acquire (or engage in the business conducted by) the Company, Purchaser has not engaged in any business or activities of any type or kind whatever or entered into any agreement or arrangements with any person or entity.

     Section 5.6 Certain Relationships. Except as set forth on Schedule 14D-1 with respect to the Offer, a draft of which has been delivered to the Company, and other than this Agreement, the Offer and the Shareholders Agreement and the transactions contemplated hereby and thereby, (i) neither Purchaser nor any person affiliated with Purchaser for whom or which information is required to be provided on Schedule 14D-1 with respect to the Offer has any beneficial interest in any Shares, (ii) there is no contract, arrangement, understanding or relationship required to be disclosed pursuant to Item 7 of such Schedule 14D-l, and (iii) there are no plans or proposals required to be disclosed pursuant to
Item 5 of such Schedule 14D-1.

     Section 5.7 Financing. Parent has available to it, from Parent's general corporate funds, under an existing line of credit to a subsidiary (borrowings under which may be utilized in part to consummate the transactions contemplated hereby without further consent of the lenders) and pursuant to the Subscription Agreement dated June 13, 1995, by and among Parent, Phemus Corporation and Intercontinental Mining & Resources Incorporated (the "Subscription Agreement"), funds sufficient to acquire all of the Shares in the Offer and the Merger and to pay all related fees and expenses. True and correct copies of the (i) Subscription Agreement and (ii) a waiver from Parent's senior lender that permits a subsidiary of Parent to draw up to $3.4 million on its existing line of credit and contributing it to the Purchaser for the purposes of consummating the transactions contemplated herein, have been delivered to the Company.

     Section 5.8 SEC Reports and Financial Statements. The Parent has filed with the SEC and has heretofore delivered to the Company, all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1992, under the Exchange Act or the Securities Act of 1933 (all such forms, reports, schedules, statements and other documents, collectively the "Parent SEC Documents"). The Parent SEC Documents, including without limitation any financial statements or schedules included therein, (a) at the time filed, or as amended by any subsequent filings, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading and (b) were prepared in all material respects in accordance with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the balance sheets (including the related notes) included in the Parent SEC Documents fairly presents the financial position of the Company as of the respective date thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and changes in financial position of the Parent for the respective periods covered thereby, except, in the case of interim financial statements, for year-end adjustments, consisting only of normal recurring accruals. Each of the financial statements (including the related notes) included in the Parent SEC Documents complied when filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

                                   ARTICLE VI

                                   COVENANTS

     Section 6.1 Conduct of Business of the Company. (a) Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations according to its ordinary and usual course of business consistent with past practice, use all reasonable efforts to preserve intact its current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, the Company shall not, without the prior written consent of Purchaser:

          (i) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions rights to purchase or otherwise) or authorize the issuance, sale or delivery of any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities;

          (ii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, purchase or otherwise acquire any securities of the Company;

          (iii) amend its Restated Certificate of Incorporation or Bylaws;

          (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets other than in the ordinary course of business or as set forth on Schedule 6.1(iv), or incur, amend the terms of or modify any indebtedness or other liability other than current liabilities incurred in the ordinary and usual course of business and except as set forth on
     Schedule 6.1(iv);

          (v) (A) increase in any manner the compensation of any director, officer or any other employee except in the ordinary course of business and in accordance with its customary past practices or pursuant to the terms of an employment agreement; (B) grant any severance or termination pay except as required or permitted under those agreements, policies or plans listed in the schedules hereto; or (C) establish, adopt, enter into, extend or amend, except to the extent required by applicable law, any employee benefit plan;

          (vi) (A) acquire, by merger, reorganization, consolidation or purchase, substantially all of the assets of, or otherwise acquire, any business or any organization or division thereof; or (B) except as contemplated hereby, merge with, liquidate into or otherwise combine with any other person, corporation, partnership or other entity;

          (vii) settle or compromise any material claim or litigation for an amount more than 25% in excess of applicable reserves therefor or, except in the ordinary and usual course of business, modify, amend or terminate any of its Material Contracts or waive, release or assign any material rights or claims;

          (viii) enter into any agreement or make any commitment to do any of the foregoing; or

          (ix) change its application of accounting principles in any material respect except if such change is required by GAAP or accounting rules applicable to public companies to be made at such time.

     (b) Between the date hereof and through the Effective Time, the Company will:

          (i) perform in all material respects all of its obligations under all material contracts (except those being contested in good faith) and, except as set forth in the disclosure schedules hereto or with the prior consent of the Parent, not enter into, assume or amend any contracts except (i) contracts in the ordinary course of business and are either cancelable by the Company on not more than 90 days' notice or involve payment by the Company of less than $25,000 individually and (ii) renewal of store leases on substantially similar terms;

          (ii) maintain in full force and effect policies of insurance comparable in scope of coverage to that now maintained by the Company, and maintain and keep its material properties and equipment in good repair, working order and condition, ordinary wear and tear excepted, in accordance with its customary policies and past practices; and

          (iii) use its best efforts to prepare and timely file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow the Parent, at its request, to review all such returns, reports, filings and amendments at the Company's offices.

     Section 6.2 No Solicitation. (a) Until the termination of this Agreement, the Company shall not, and the Company shall use its reasonable best efforts to cause its affiliates, officers, directors, employees, agents and representatives (including, without limitation, any investment banking, proxy solicitation, legal or accounting firm retained by the Company or any member or employee of any of the foregoing (each, an "Agent")) not to, directly or indirectly, take or continue taking any action to solicit, encourage or facilitate any Takeover Proposal (as defined below) or any inquiry or action that may reasonably be expected to lead to, any Takeover Proposal, including soliciting, initiating or conducting negotiations with, or providing any information to, any person (other than Purchaser or an affiliate of Purchaser) concerning any actual or potential Takeover Proposal, provided, however, that the Company may furnish information to and participate in negotiations with a third party that proposes to acquire 100% of the Shares at a price and on terms that the Company believes are more favorable to the Company's shareholders than the transactions contemplated hereby (a "Superior Proposal"). As used herein a "Takeover Proposal" means any proposal for a merger or other business combination, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or any proposal or offer to acquire in any manner a 10% or greater equity interest in the Company or a substantial portion of the assets of the Company.

     (b) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's shareholders which, in the reasonable judgment of the Company's Board of Directors is required under applicable law or (ii) failing to make or withdrawing its recommendation referred to herein if there exists a Superior Proposal and entering into a definitive agreement with respect to a Superior Proposal. Prior to providing any confidential information to any person relating to a Takeover Proposal, the Company shall enter into a confidentiality agreement with such person having substantially the same terms as the Confidentiality Agreement.

     (c) The Company shall immediately cease and cause to be terminated any existing activities, including discussions or negotiations, with any persons (other than Parent or its affiliates) conducted heretofore with respect to any Takeover Proposal (other than a Superior Proposal), and shall take the necessary steps to inform the individuals and entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2. If the Company or any of its affiliates or Agents has provided any person (other than Parent or from persons who propose a Superior Proposal) with any confidential information relating to a Takeover Proposal, the Company shall request the immediate return or destruction thereof. The Company shall notify Parent immediately if any inquiries, proposals or offers related to a Takeover Proposal are received by, any confidential information is requested from, or any negotiations or discussions related to a Takeover Proposal are sought to be initiated or continued with, it or (to the best of its knowledge) any individual or entity referred to in the first sentence of Section 6.2(a), and of the terms and other details of any such Takeover Proposal or request and shall keep Parent fully apprised of all developments with respect thereto.

     Section 6.3 Access to Information. (a) Between the date of this Agreement and the Effective Time, the Company will give Parent and its authorized representatives such reasonable access during regular business hours to all its stores, offices, warehouses and other facilities and its books and records as they may reasonably require, will permit Parent and its authorized representatives to make such inspections as they may reasonably require and will cause its officers to furnish Parent with such financial and operating data and other information and assistance with respect to the business and properties of the Company as Parent may from time to time reasonably request; provided, however, that Purchaser and its representatives shall take such action as is deemed necessary in the reasonable opinion of the Company to schedule their access and visits through a designated officer or representative of the Company and in such a way as to avoid disrupting the normal business of the Company.

     (b) Until the Effective Time, Parent will hold and will cause its affiliates, consultants and advisors to hold any information which they receive in connection with the transactions contemplated by this Agreement in strict confidence in accordance with and subject to the terms of the Confidentiality Agreement dated as of January 29, 1993, between Parent (as assignee of E-Z Serve Management Company) and the Company, as amended as of June 14, 1995 (the "Confidentiality Agreement").

     Section 6.4 Reasonable Efforts. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. The Company and Purchaser will execute any additional instruments necessary to consummate the transactions contemplated hereby. If approval of the Company's shareholders is required by law for the consummation of the Merger, Purchaser shall, and shall cause each of its affiliates to, vote all Shares over which it exercises voting power to be voted in favor of the merger at any meeting of the shareholders called for the purpose or to sign any consent in lieu of such a meeting.

     Section 6.5 Consents. Parent, Purchaser and the Company each will use its reasonable efforts to obtain as soon as practicable consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     Section 6.6 Public Announcements. Parent, Purchaser and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger. Neither Purchaser, Parent nor the Company shall issue any such press release or make any such public statement without the approval of the other, except upon advice of counsel or as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 6.7 HSR Act. The Company, Parent and Purchaser shall, as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

     Section 6.8 Employees. Parent agrees to cause the Surviving Corporation to honor, all incentive bonus, profit sharing, compensation, severance, termination, pension, retirement, employment or other employee benefit contracts, agreements, arrangements, policies, plans and commitments of the Company in effect as of the date hereof which are applicable to any employee or former employee or any director or former director of the Company for any and all benefits earned through the Closing Date. The Surviving Corporation shall have no obligation to continue any Company Benefit Plan after the Closing Date; provided that Parent shall cause the Surviving Corporation to honor the agreements listed on Schedule 6.8.

     Section 6.9 Insurance and Indemnification. (a) For three years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who as of the date hereof serves or has served as a director or officer of the Company (the "Indemnified Parties") against any losses, claims, damages, expenses, judgments, and amounts paid in settlement in connection with any claim arising from actions taken or omissions to act as directors or officers of the Company by such Indemnified Parties prior to the Effective Time, including, without limitation, any claim arising from actions taken or omission to act as directors or officers of the Company by such Indemnified Parties prior to the Effective Time, including, without limitation, any claim which arises out of or pertains to any of the transactions contemplated by this Agreement ("Claim" or "Claims") (i) to the fullest extent permitted under Florida or other applicable law or (ii) as provided in the Company's Restated Certificate of Incorporation or Bylaws as of the date hereof, which provisions shall survive the Merger and shall continue in full force and effect without amendment or modification in any respect adverse to the Indemnified Parties (except as required by law) for a period of not less than three years from the Effective Time. In the event any Claim or Claims are asserted or made pursuant to clause (ii) of the preceding sentence within such three-year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims. Without limiting the foregoing, the Company, and after the Effective Time the Surviving Corporation, shall pay all reasonable out-of-pocket fees and expenses, including reasonable legal fees, for the Indemnified Parties incurred with respect to the foregoing to the fullest extent permitted under applicable law promptly as statements therefor are received by the Company and/or the Surviving Corporation, provided the person on whose behalf the expenses are paid provides an undertaking to repay such payments if it is ultimately determined that such person is not entitled to indemnification. Each Indemnified Party shall give written notification to the Company or the Surviving Corporation promptly after any summons or other first legal process shall have been received by such Party concerning a Claim. Neither Purchaser, the Company nor the Surviving Corporation shall be liable for any settlements effected without its consent, which consent shall not be unreasonably withheld.

     (b) For a period of three years after the Effective Time, Parent will cause the Surviving Corporation to use its reasonable best efforts to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors) with respect to claims arising from facts or events which occurred before the Effective Time; provided however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.9(b) more than an amount in the aggregate equal to 250% of the current annual premiums paid by the Company for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount.

     Section 6.10 Dissenter's Rights. The Company will not settle, compromise or pay any amount with respect to any claims for dissenter's rights in connection with the Merger without the prior written consent of Purchaser.

     Section 6.11 Representation Updates. Notwithstanding anything to the contrary contained elsewhere in this Agreement, if at any time prior to the Effective Time, any party determines that any representation or warranty of the Company set forth herein or any information set forth in any of the Company's schedules attached hereto is inaccurate or incomplete in any material respect, such party shall notify the other parties, and the Company may by notice unilaterally amend the affected schedule, representation or warranty in order to correct such inaccuracy or incompleteness. If the change effected by such amendment constitutes a Material Adverse Effect (when compared to the information reflected in the representations and warranties contained herein and the schedules hereto prior to such amendment), the Parent or the Purchaser may, within five business days following notice of such amendment, terminate this Agreement.

     Section 6.12 Bankruptcy Court Motions. The Company shall use its reasonable best efforts to file as promptly as practicable following the date hereof the appropriate motion or motions with the bankruptcy court having jurisdiction with respect to the Company's Plan of Reorganization (i) seeking a judicial determination that the prepayment of the secured notes issued under the Indenture and the tender of an amount through the posting of a letter of credit sufficient to pay any remaining Class 7 claims (as defined in the Plan of Reorganization) to the extent allowed, subject to objections pending in the bankruptcy court, is sufficient performance pursuant to such Plan of Reorganization to eliminate the prohibition against payments, dividends and/or distributions to shareholders and to defease the Indenture and (ii) requesting that such bankruptcy court hear such motions as soon as practicable after they are filed.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 7.1 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) This Agreement shall have been adopted by the affirmative vote of the requisite shareholders of the Company, if required in accordance with the Restated Certificate of Incorporation of the Company and applicable law;

          (b) No statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger; provided, however, that the parties hereto shall use their reasonable best efforts to have any such order, decree or injunction vacated; and

          (c) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and all other authorizations, consents or approvals of or terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained, other than authorizations, consents, orders, approvals, declarations, filings or expirations, the failure to obtain which in the aggregate, will not have a Material Adverse Effect on the Company.

     Section 7.2 Additional Conditions to the Company's Obligation to Effect the Merger. In addition to the conditions set forth in Section 7.1 hereof, the obligations of the Company to effect the Merger is subject to satisfaction or waiver at or prior to the Effective Time of the following further conditions:

          (a) Purchaser shall have acquired the Shares contemplated to be acquired by it pursuant to the Shareholders Agreement and shall have accepted and paid for all Shares tendered in the Offer;

          (b) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; and

          (c) The representations and warranties of Parent and Purchaser contained in this Agreement shall be true in all respects on the Closing Date as though made on and as of the Closing Date.

     Section 7.3 Conditions to the Obligations of Parent and Purchaser to Effect the Merger. The obligation of Parent and Purchaser to effect the Merger is subject to the satisfaction of the following further conditions:

          (a) there shall not be outstanding any options, warrants, calls, subscriptions or other rights, including upon conversion of securities or other agreements or commitments obligating the Surviving Corporation to issue, transfer or sell any shares of capital stock of the Surviving Corporation, except as contemplated hereby;

          (b) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; and

          (c) the representations and warranties of the Company contained in this Agreement shall be true in all respects on the Closing Date as though made on and as of the Closing Date.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

     Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time:

          (a) by mutual written consent of Parent, Purchaser and the Company;

          (b) by Purchaser or the Company if (i) any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable,
     (ii) without fault of the terminating party, the Effective Time shall not have occurred on or before November 30, 1995, or (iii) the other party to this Agreement has breached its obligations, covenants, agreements or representations and warranties in this Agreement in any material respect;

          (c) by the Company at any time, prior to the purchase of Shares pursuant to the Offer, if (i) the Company shall have entered into a binding definitive agreement with respect to a Superior Proposal and (ii) the Company has complied with Section 6.2 hereof; or

          (d) by the Purchaser if (i) the Company or any of its affiliates or Agents has engaged in any discussions or negotiations with any person (other than Parent or its affiliates) relating to a Takeover Proposal (other than as permitted by Section 6.2 hereof), (ii) the Board of Directors of the Company has withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of this Agreement, the Offer or the Merger or has approved or recommended any Superior Proposal or shall have resolved to do any of the foregoing, or (iii) more than 50% of the Shares fail to have been tendered pursuant to the Offer or fail to vote in favor of this Agreement at any meeting at which this Agreement is presented for approval of the Company's shareholders.

     Section 8.2 Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no further effect, other than the provisions of Section 6.3(b) hereof, this Section 8.2 and Article IX hereof. Nothing contained in this
Section 8.2 shall relieve any party from liability for any breach of this Agreement.

     (b) If (i) the Company has not breached its obligations, covenants, agreements or representations and warranties in this Agreement in any material respect, (ii) no Selling Shareholder has breached any obligations, covenants, agreements or representations and warranties under the Shareholders Agreement in any material respect, and (iii) Parent or Purchaser has breached its obligations, covenants, agreements or representations and warranties in this Agreement in any material respect, then upon the termination of this Agreement for any reason, Parent shall promptly sign a certificate substantially in the form of the certificate attached to the Escrow Agreement, whereupon all of the Funds (as defined in the Escrow Agreement) shall be paid to the Company. If this Agreement is terminated under any circumstance other than as described in the immediately preceding sentence, then the Company shall promptly sign a certificate substantially in the form of the certificate attached to the Escrow Agreement, whereupon all of the Funds shall be paid to Parent.

     (c) Upon the consummation of the Offer, the Company shall promptly sign and deliver to the Escrow Agent a certificate substantially in the form attached to the Escrow Agreement, whereupon a portion of the Funds shall be paid to Parent in an amount equal to the product of (i) (A) the number of Shares tendered pursuant to the Offer, divided by (B) 1,701,650, and (ii) the amount of the Funds.

     (d) Any Funds remaining in the custody of the Escrow Agent upon the consummation of the Merger shall be paid immediately as directed by Parent.

     Section 8.3 Amendment. This Agreement may be amended by action taken by the Company, Parent and Purchaser at any time before or after adoption of the Merger by the shareholders of the Company but, after any such approval that is required by law, no amendment shall be made which decreases the cash price per Share or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

     Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein of the other party or in any document, certificate or writing delivered pursuant hereto, or
(iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

     Section 9.1 Survival of Representations, Warranties and Agreements. The representations and warranties made herein shall not survive the Merger.

     Section 9.2 Fees and Expenses. (a) Except for Hanover Associates, Inc. and NationsBanc and as previously disclosed by the Company to Parent in writing, the Company hereby represents and warrants to Parent and Purchaser with respect to the Company, and, except as previously disclosed by Purchaser to the Company in writing, Purchaser and Parent hereby represent and warrant to the Company with respect to Parent and Purchaser, that no person or entity is entitled to receive from the Company on the one hand, or Purchaser or Parent on the other hand, respectively, any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services in connection with this Agreement or the transactions contemplated hereby.

     (b) Except as otherwise provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (c) If this Agreement is terminated by the Company pursuant to Section 8.1(c) hereof, or by the Purchaser pursuant to Section 8.1(d)(ii) hereof or if the Company shall have breached its obligations to effect the Merger in accordance with its terms following the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof, and shall have failed to cure such breach within five days after notice from Parent of such breach, then the Company shall promptly, but in no event later than one business day after such termination or the end of such five day period, pay (or cause the person making the Superior Proposal to pay) to Purchaser a fee of $1,701,650 (the "Fee"). Notwithstanding the foregoing, the Company shall have no obligation to pay the Fee if Purchaser or Parent shall be in material breach of this Agreement.

     (d) The payment of the Fee to the Purchaser and the payment of the Escrow Funds to the Company, if any, are intended by the parties to be payments of liquidated damages for all of the reasonable transactional fees and expenses (including, but not limited to, investment adviser fees, investment banking fees, attorney fees, accounting fees and out-of-pocket expenses) and other damages actually incurred by such party in the negotiation and execution of this Agreement or incurred in connection with the transactions contemplated hereby. The parties agree and stipulate that: (i) the amount of actual damages from the inability of a party to consummate the transactions contemplated hereby is difficult or impossible to ascertain and that the amount of payment as liquidated damages of the Escrow Funds or the Fee is a reasonable estimate of the damages incurred by the party entitled to such amount, (ii) such liquidated damages are not a penalty or forfeiture; and (iii) upon payment of such liquidated damages, no party to this Agreement shall have any further liability.

     Section 9.3 Entire Agreement; Assignment. This Agreement (i) together with the Confidentiality Agreement and the Escrow Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and
(ii) shall not be assigned by operation of law or otherwise, provided that (x) Parent may assign its rights and obligations to any affiliate of

Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations and (y) Parent and Purchaser may assign and grant a security interest in their respective rights and benefits hereunder (and under any related instruments or documents, including, without limitation, the Escrow Agreement) for the purposes of securing loans made or to be made to Parent or any subsidiary of Parent.

     Section 9.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     Section 9.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telefax or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     if to Purchaser:

          E-Z Serve Corporation
          2550 North Loop West, Suite 600
          Houston, Texas 77092
          Attention: John T. Miller

     with a copy to:

          Bracewell & Patterson, L.L.P.
          711 Louisiana Street, Suite 2900
          Houston, Texas 77002-2781
          Attention: John L. Keffer, Esq.
          Telefax: (713) 221-1212

     if to the Company:

     c/o  Kirschner, Main, Petrie, Graham,
            Tanner & Demont, Professional Corporation
          One Independent Drive, Suite 2000
          Post Office Box 1559
          Jacksonville, Florida 32201-1559 (32202 for street address)
          Attention: T. Malcolm Graham, Esq.
          Telefax: (904) 358-2199

or to such other address as the person to whom notice is given may have been previously furnished to others in writing in the manner set forth above.

     Section 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 9.7 Interpretation. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Affiliate" and "associate" are used in this Agreement with the meanings ascribed to them in Rule 12b-2 under the Exchange Act. As used in this Agreement, "include", "includes" or "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

     Section 9.8 Parties of Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for Sections 3.3, 6.8 and 6.9 hereof (which are intended to be for the benefit of the persons indicated therein and may be enforced by such persons).

     Section 9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                          SUNSHINE-JR. STORES, INC.



                                          By:   /s/  PAUL W. MARTIN, JR.
                                              ----------------------------------
                                              Name:  Paul W. Martin, Jr.

                                              Title: Chairman



                                          E-Z SERVE CORPORATION



                                          By:   /s/  JOHN T. MILLER
                                              ----------------------------------
                                              Name:  John T. Miller

                                              Title: Senior Vice President



                                          EZS ACQUISITION CORPORATION



                                          By:   /s/  JOHN T. MILLER
                                              ----------------------------------
                                              Name: John T. Miller

                                              Title: Vice President

                                                                       ANNEX "A"

                            CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligations to pay for or return tendered Shares after the termination or withdrawal of the Offer) to pay for any Shares tendered pursuant to the Offer unless any waiting period applicable to the Offer under the HSR Act shall have terminated or expired. Furthermore, notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, and may terminate or subject to the terms of this Agreement, amend the Offer and may postpone the acceptance for payment of Shares pursuant thereto, if after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

          (a) there shall be instituted or pending any action or proceeding before any Governmental Entity, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Purchaser of any Shares, seeking to restrain or prohibit the consummation of the Offer, or seeking to obtain any damages that are material in relation to the Company;
     (ii) seeking to prohibit or limit the ownership or operation by Purchaser of all or any material portion of the business or assets of the Company or to compel Purchaser or the Company to dispose of or hold separate all or any material portion of the business or assets of Purchaser or the Company, as the result of the transactions contemplated by the Offer or this Agreement; (iii) seeking to make the purchase of, or payment for, any Shares illegal or resulting in a delay in the ability of the Purchaser to accept payment or pay for some or all of the Shares; (iv) seeking to prohibit Purchaser effectively from acquiring or holding or exercising full rights of ownership of any Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the shareholders of the Company, including, but not limited to, the approval of this Agreement and the Merger; (v) seeking to prohibit Purchaser from effectively controlling in any material respect the business or operations of the Company; or (vi) which otherwise is reasonably likely to have a Material Adverse Effect on the Company; provided, however, that Purchaser shall have used its reasonable best efforts to avoid the occurrence or continuance of any such condition;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, (i) Purchaser or any of its affiliates or (ii) the Offer or the Merger by any Governmental Entity, legislative body, court, government or governmental authority or agency, domestic or foreign, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

          (c) there shall have occurred any event, change, effect or development having a Material Adverse Effect on the Company;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the American Stock Exchange, (ii) from the date of this Agreement to the initial Expiration Date of the Offer, a decline of more than 20% in the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index,
     (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States and in each case that would reasonably be expected to have a Material Adverse Effect on the Company or materially adversely affect Purchaser's ability to consummate the Offer or, in the case of any of the foregoing existing on the date of this Agreement, a material acceleration or worsening thereof;

          (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time except for those made as of a specified date;

          (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

          (g) any Selling Shareholder shall fail to perform in any material respect its obligations under the Shareholders Agreement, including without limitation the obligation to validly tender and not withdraw prior to the expiration of the Offer all of the Shares (which in the aggregate represent approximately 76% of the Shares) owned by the Selling Shareholder; or the representations and warranties of any Selling Shareholder contained therein shall not be true and correct in all material respects; or

          (h) this Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

which, in the reasonable judgment of Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

     The foregoing conditions are for the sole benefit of Purchaser regardless of the circumstances giving rise to such condition and may be waived by Purchaser in whole or in part at any time and from time to time in its discretion. The failure by Purchaser or any other affiliate of Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstance shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                        2